Contact:
Jon Mills - Director, External Communications
317-658-4540
jon.m.mills@cummins.com

January 10, 2019
For Immediate Release
Pat Ward to Retire as Chief Financial Officer After More Than 30 Years with Cummins; Mark Smith Named Successor

COLUMBUS, IN – Cummins Inc. (NYSE: CMI) announced today that Chief Financial Officer (CFO) Pat Ward is retiring after 31 years and Mark Smith is succeeding him. Both moves are effective March 31, 2019.
"Pat has had an extraordinary career at Cummins," said Cummins Chairman and CEO Tom Linebarger. "He has worked in nearly every part of our company during his 31-year tenure. He has helped many business leaders, including me, figure out where the business needs improvement and what to focus on first. Pat has also coached and developed many of our financial leaders in the company, inspiring them to be the best that they can be."
"On behalf of the Board of Directors, I thank Pat for his excellent service," said Bob Herdman, chairman of the Audit Committee. "As Pat transitions his CFO responsibilities to Mark Smith, he leaves behind a strong finance function positioning the company well for continued success."
In an internal email sent to global employees, Ward reflected on his career and the depth of experiences, friendships and opportunities that were critical to his success.
"At different stages of my career, people took a chance on me, starting at my first job as a small plant controller, to being offered the role of Chief Financial Officer 20 years later," Ward said. "I was also fortunate to find a company whose values mirror my own."
Mark Smith will succeed Ward as CFO. Smith brings more than two decades of financial expertise to the role, most recently serving as the Vice President of Financial Operations where he worked with finance controllers to ensure that the company met its operational and financial commitments. In addition, Smith led the Investor Relations, Business Planning and Analysis, and Capital Management functions at Cummins.
Prior to Smith's 20 years with Cummins, he spent six years as a public accountant with Ernst & Young in the U.K. "Mark's global financial experience and knowledge of the company will serve

Cummins and our stakeholders well, and we look forward to supporting him during the transition," Herdman said.
"Like Pat, Mark has worked in many parts of the company and brings a wealth of experience to the job," Linebarger said. "He also brings strong strategic and analytical skills which will be of great value as we continue to pursue our growth strategy. I am glad to have Mark as the CFO as we continue to power a more prosperous world, now and in the future."

About Cummins Inc.
Cummins Inc., a global power leader, is a corporation of complementary business segments that design, manufacture, distribute and service a broad portfolio of power solutions. The company's products range from diesel and natural gas engines to hybrid and electric platforms, as well as related technologies, including battery systems, fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana (U.S.A.), since its founding in 1919, Cummins currently employs approximately 58,600 people committed to powering a more prosperous world. Cummins serves customers in about 190 countries and territories through a network of some 500 company-owned and independent distributor locations and approximately 7,500 dealer locations. Cummins earned about $1 billion on sales of $20.4 billion in 2017. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twitter.com/cummins and on YouTube at www.youtube.com/cumminsinc.